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                                                                  EXHIBIT (e)(6)

                          HALLWOOD ENERGY CORPORATION
                             SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT ("Agreement") is entered into as of March 29, 2001, by and between Hallwood Energy Corporation ("HEC") and Russell P. Meduna ("Executive").

     WHEREAS, HEC has previously entered into a change of control agreement with Executive effective as of June 9, 1999 (the "Change of Control Agreement"), and HEC and Executive now wish to amend and restate the Change of Control Agreement to remove the gross-up payment, provide more certainty as to timing of payments, add a limitation on payments provision as well as noncompetition, confidentiality and nonhiring provisions, and make certain other changes;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, HEC and Executive agree that the Change of Control Agreement is hereby amended and restated in its entirety as the Hallwood Energy Corporation Separation Agreement to read as follows:

1.   DEFINITIONS.

     (a) "Cause" shall mean (i) the continued failure by Executive to devote time and effort to the performance of Executive's duties as an employee consistent with his/her performance prior to the date of this Agreement, after written demand for improved performance has been delivered to Executive by HEC which specifically identifies how Executive has not devoted such consistent time and effort to the performance of his/her duties; or (ii) the willful engaging by Executive in misconduct which is materially injurious to HEC, monetarily or otherwise.

     (b) "Change of Control" shall mean the occurrence after the effective date of this Agreement of:

          (i) An acquisition of any voting securities of HEC (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than The Hallwood Group Incorporated and its affiliates immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of HEC's then outstanding Voting Securities;

          (ii) The individuals who, as of the effective date of this Agreement, are members of the Board of Directors of HEC (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board of Directors of HEC (the "Board"); provided, however, that if the election, or nomination for election by HEC's common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall
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                 be considered a member of the Incumbent Board if such
                 individual initially assumed office as a result of either an actual or threatened "election contest" (as described in Rule 14A-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

          (iii)  Approval by stockholders of HEC of:

                 (A) A merger, consolidation or reorganization involving HEC, unless:

                       (1) the stockholders of HEC, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                       (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; or

                 (B)   A complete liquidation or dissolution of HEC; or

                 (C) An agreement for the sale or other disposition of all or substantially all of the assets of HEC to any Person (other than a transfer to a wholly owned subsidiary).

          (iv) Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired beneficial ownership of more than the permitted percent of the outstanding Voting Securities as a result of the acquisition of Voting Securities by HEC which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by HEC, and after such share acquisition by HEC, the Subject Person becomes the beneficial owner of any additional Voting Securities which increases the

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                 percentage of the then outstanding Voting Securities
                 beneficially owned by the Subject Person, then a Change of Control shall occur; or

          (v) Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change of Control and Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then for all purposes of this Agreement, the date of Change of Control with respect to Executive shall mean the date immediately prior to the date of such termination of Executive's employment.

     (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d)  "HEC" means Hallwood Energy Corporation or any successor thereto.

     (e) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

     (f)  "Severance Amount" shall mean $768,115.

     (g) "Stock Options" shall mean options granted to Executive by HEC or its successor to purchase stock of HEC or its successor.

2. SEVERANCE BENEFITS. If a Change of Control occurs and (i) Executive is an employee of HEC or a subsidiary of HEC on the date of such Change of Control or (ii) Executive's employment with HEC or a subsidiary of HEC is involuntarily terminated other than for Cause prior to such Change of Control, then Executive shall be entitled to receive, as additional compensation for services rendered to HEC or its successor:

     (a) A lump sum cash payment in an amount equal to Executive's Severance Amount.

     (b) Notwithstanding any provision to the contrary in any stock option agreement, or other agreement relating to equity-type compensation that may be outstanding between Executive and HEC, all stock options, incentive stock options, performance shares, and stock appreciation rights under the 1999 Long Term Incentive Plan or any other plan or arrangement then held by Executive shall immediately become 100% vested and exercisable, and Executive shall become 100% vested in all shares of restricted stock held by or for the benefit of Executive; provided, however, that to the extent HEC is unable to provide for such acceleration of vesting, HEC shall provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such outstanding units, stock options, incentive stock options, performance shares, stock appreciation rights and shares of restricted stock (the "Stock Rights") as of the

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          date of Executive's termination of employment and the total value of the stock rights in which Executive is vested as of the date of his termination of employment. The value of such accelerated vesting in Executive stock rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board. Notwithstanding any provision to the contrary in any stock option agreement that may be outstanding between Executive and HEC, Executive's right to exercise any previously unexercised options under any such stock option agreement shall not terminate until the latest date on which the option granted under such agreement would expire under the terms of such agreement but for Executive's termination of employment; provided, however, that to the extent HEC is unable to provide for the extension of the expiration date of such options, HEC shall provide in lieu thereof a lump-sum cash payment equal to the value of such extension HEC is unable to provide. Such values of such accelerated vesting and exercisability shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board. Notwithstanding the foregoing provisions of this paragraph, the provisions of any option cancellation or similar agreement entered into between HEC and Executive in connection with any negotiated merger agreement shall apply to the transactions described in that agreement.

     (c) For a period of eighteen (18) months subsequent to Executive's termination of employment, HEC shall at its expense continue on behalf of Executive and his dependents and beneficiaries, all medical, dental, vision, and health benefits and insurance coverage which were being provided to Executive at the time of termination of employment. Executive acknowledges and agrees that this benefit and insurance coverage continuation shall run concurrently with continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985. The benefits provided in this Section 2(c) shall be no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage provided Executive under the plans providing such benefits at the time Notice of Termination is given. HEC's obligation hereunder to provide a benefit shall terminate if Executive obtains comparable coverage under a subsequent employer's benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility for such benefits or during any period during which there is a preexisting condition limitation on such benefits. HEC also shall pay to Executive a lump sum equal to the amount of any additional income tax payable by Executive and attributable to the benefits provided under this Section 2(c) at the time such tax is imposed upon Executive. In the event that Executive's participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, HEC shall provide or arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage set forth above, Executive shall have the option to have assigned to him at no cost to Executive and with no apportionment of prepaid premiums, any assignable insurance owned by HEC and relating specifically to Executive.

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     (d)  Subject to the provisions of Sections 4 and 7(c) of this Agreement, fifty percent of the amounts payable pursuant to Section 2(a) and fifty percent of the consideration for the noncompetition, confidentiality and nonsolicitation agreement in Section 5 shall be due to the Executive as of the date on which a Change of Control occurs. Subject to the provisions of Sections 4 and 7(c) of this Agreement, the remaining fifty percent shall be due to Executive on the 60th day following the date on which a Change of Control occurs (the "Retention Date"), provided that Executive does not voluntarily terminate employment with HEC or an affiliate prior to such date other than by reason of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), or unless such voluntary termination occurs within five days after an event giving rise to Just Cause. For this purpose, "Just Cause" shall mean a reduction in Executive's salary from the level in effect immediately prior to a Change of Control or a change in the location of Executive's principal place of employment by HEC or an affiliate by more than 25 miles from the location where Executive was principally employed immediately prior to the date on which a Change of Control occurs.

     Any severance benefits paid pursuant to this Section will be deemed to be a severance payment and not compensation for purposes of determining benefits under HEC's qualified plans and shall be subject to any required tax withholding.

3. NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

4.   LIMITATION ON PAYMENTS.

     (a) Notwithstanding any provision in this Agreement to the contrary, if the total amount of payments and benefits to be paid or provided to Executive under this Agreement which are considered to be "parachute payments" within the meaning of Section 280G of the Code, when added to any other such "parachute payments" received by Executive from HEC or from a member of HEC's affiliated group (as provided in Section 280G(d)(5) of the Code) or from HEC's successor or a member of such successor's affiliated group, whether or not under this Agreement, are in excess of the amount Executive can receive without causing HEC to lose its deduction with respect to all or any portion of such total amount on account of Section 280G of the Code, the amount of payments and benefits to be paid or provided to Executive under this Agreement which are parachute payments shall be reduced to the highest amount which will not cause HEC to lose its deduction with respect to any such payments and benefits on account of Section 280G of the Code.

     (b) All determinations required to be made under this Section 4 shall be made by Deloitte & Touche (the "Accounting Firm"), which shall provide detailed supporting calculations both to HEC and Executive within 10 business days of the date of a Change of Control or such earlier time as is requested by HEC. Any such determination by the Accounting Firm shall be binding upon HEC and Executive.

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          Within five business days after the determination by the Accounting
          Firm (or, if later, the date specified in Section 7), HEC shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by HEC.

     (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm under this Section 4, it is possible that payments will have been made by HEC hereunder which should not have been made ("Overpayment") or that additional payments hereunder which will not have been made by HEC should have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which he shall repay to HEC together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to HEC (or if paid by Executive to HEC shall be returned to Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by HEC to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

5. NONCOMPETITION, CONFIDENTIALITY, AND EMPLOYEE HIRING MORATORIUM. In consideration of the payment by HEC to Executive of $400,000, which payment shall be made at the time specified in Section 2(d) hereof, Executive hereby covenants and agrees as follows:

     (a) NONCOMPETITION AND CONFIDENTIALITY. Except with the prior written consent of HEC duly authorized by its Board of Directors after the date of a Change of Control, during the period commencing on the date of this Agreement and ending on the date that is 12 months after the date of Executive's termination of employment with HEC or an affiliate (the "Restricted Period"), Executive agrees not to compete with HEC or its affiliates for any acquisition, prospect or project that HEC, at any time during the three-year period prior to Executive's termination, was pursuing (other than any acquisition, prospect or project pertaining to properties sold by HEC during the three-year period prior to the date hereof), as evidenced by (i) HEC's or an affiliate's expenditure of funds, (ii) a recommendation by HEC's or an affiliate's personnel for an expenditure of funds (other than nominal administrative expenditures), or (iii) inclusion or proposal for inclusion in HEC's or an affiliate's capital expenditure budget, and Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning HEC or any of its affiliates, except (i) with the prior written consent of HEC duly authorized by its Board of

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          Directors after the date of a Change of Control, (ii) for information
          (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates or
          (y) that becomes available to Executive on a nonconfidential basis from a source other than HEC or its affiliates who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to HEC, or (iii) as required by applicable law or legal process. HEC agrees that after the date of Executive's termination of employment with HEC or an affiliate, Executive may engage directly or indirectly in the oil and gas business and may apply Executive's knowledge, experience and opinions to those activities.

     (b) EMPLOYEE HIRING MORATORIUM. During the period commencing on the date hereof and ending on the date which is six months after the date on which a Change of Control occurs, Executive shall not, either on Executive's own account or for any corporation, limited liability company, partnership or other entity or person (including, without limitation, through any existing or future Affiliate), hire any person who presently is an employee of HEC or any existing or future Affiliate of HEC (whether or not he or she remains an employee of HEC unless such employee has been involuntarily terminated by HEC). "Affiliate," as used in this Section, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity, or any corporation, partnership or other entity in which such person or entity owns an equity interest of 5% or greater.

     (c) INJUNCTIVE RELIEF. Executive acknowledges that failure to comply with this Section 5 will irreparably harm HEC's business and that the remedy at law for any breach of this Agreement is and will be inadequate. Therefore, in the event of a breach or threatened breach by Executive of this Section 5, after giving Executive at least 30 days' notice of HEC's intention to seek an injunction, such notice to include a specific description of the actions to which HEC objects and a specific description of the actions that Executive may take to avoid or cure such a breach, HEC shall be entitled to seek an injunction restraining Executive from breaching or otherwise violating any provision of this Section and/or specific performance without the posting of bond or other security. Nothing herein contained shall be construed as prohibiting HEC from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Executive if HEC has provided to Executive the notice contemplated by the preceding sentence at least 30 days in advance of seeking such other remedy.

     (d) The parties expressly agree that the character, duration and geographical scope of this Section are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Section is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of HEC and Executive that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of HEC or Executive that are

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          reasonable in light of the circumstances as they then exist and as are necessary to assure HEC of the intended benefit of this Section.

6. TERM. This Agreement shall remain in effect until December 31, 2001. If a Change of Control occurs while this Agreement is in effect, then after such Change of Control, Executive shall have no obligations under this Agreement after the expiration of the Restricted Period and HEC shall have no obligations under this Agreement after it has made all payments required by
     Section 2, and provided further that in no event shall this Agreement require HEC to provide more than one payment of the severance and other benefits provided for in this Agreement. Notwithstanding the foregoing,
     Section 5 of this Agreement shall remain in effect for the time period(s) specified therein and Section 7 shall survive the termination of this Agreement. Notwithstanding any other provision of this Agreement, in the event that the Agreement and Plan of Merger among Pure Resources, Inc., Pure Resources II, Inc. and HEC (the "Merger Agreement") is terminated in accordance with its terms prior to the time that Pure Resources II, Inc. accepts for payment and pays for, any shares of common and preferred stock pursuant to the Merger Agreement, this Agreement shall terminate and be deemed to be null and void, with the effect that the Change of Control Agreement shall be deemed to have remained in effect.

7.   RELEASE.

     (a) GENERAL RELEASE. In consideration of the mutual promises and undertakings in this Agreement, Executive and Executive's family members, heirs, successors, and assigns (collectively the "Releasing Parties") hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that Executive and the other Releasing Parties, individually, collectively, or otherwise, may now or hereafter have or assert against: (i) HEC; (ii) any corporation, general or limited partnership, or other entity affiliated with HEC through common ownership; or (iii) any officer, director, partner, trustee, fiduciary, agent, employee, representative, insurer, attorney, or any successors and assigns of the persons or entities just named (collectively the "Released Parties"). This General Release includes but is not limited to any claim or demand based on any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of Executive's employment relationship with HEC. Thus, Executive and the other Releasing Parties agree to waive to the maximum extent permitted by law any claims or demands against HEC or any of the other Released Parties such as for wrongful discharge; unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination; retaliation; breach of contract (express or implied), breach of the duty of good faith and fair dealing; violation of the public policy of the United States, the State of Colorado, or any other state; intentional or negligent infliction of emotional distress; tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional

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          misrepresentation or fraud; invasion of privacy; loss of consortium;
          assault; battery; conspiracy; bad faith; negligent hiring, retention, or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of the Age Discrimination in Employment Act; Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Colorado Anti-Discrimination in Employment Act; the Colorado Civil Rights Act; the Colorado Labor Peace Act; or any other federal, state, or local statute, rule, order or ordinance.

          The effect of Executive's acceptance of this Agreement is to release, acquit, and forever discharge any and all claims and demands of whatever kind or character that Executive or any of the other Releasing Parties may now have or hereafter have or assert against HEC or any of the other Released Parties for any liability, whether vicarious, derivative, or direct. This release includes any claims or demands for damages (actual or punitive), back wages, future wages or front pay, commissions, bonuses, severance benefits, medical expenses and the costs of any counseling, reinstatement or priority placement, promotion, accrued leave benefits, past and future medical or other employment benefits (except as to which there is existing contractual or vested entitlement) including contributions to any employee benefit plans, retirement benefits (except as to which there is vested entitlement), benefits under the 1999 Long Term Incentive Plan of Hallwood Energy Corporation, benefits provided for under the Change of Control Agreement, relocation expenses, compensatory damages, injunctive relief, liquidated damages, penalties, equitable relief, attorney's fees, costs of court, disbursements, interest, and any and all other loss, expense, or detriment of whatever kind or character, resulting from, growing out of, connected with, or related in any way to the formation, continuation, or termination of Executive's employment relationship with HEC. This General Release does not apply to any rights or claims that arise under the Amended and Restated Phantom Working Interest Incentive Plan of Hallwood Energy Corporation or to any rights or claims that may arise after the date this Agreement is executed (until such time as Executive has subsequently renewed and ratified this Agreement by executing the Renewal and Ratification Agreement attached hereto as Exhibit A, at which time this General Release will not apply to any rights or claims that may arise after the date Executive's Renewal and Ratification Agreement is executed). Notwithstanding the foregoing, Executive does not release any claims he or she might have for indemnification under the articles of incorporation or bylaws of the HEC or its affiliates as of the date of this Agreement.

     (b) AUTHORITY TO EXECUTE AND INDEMNIFICATION FROM CLAIMS. Executive represents and warrants that Executive has the authority to execute this Agreement on behalf of all the Releasing Parties. Executive further agrees to indemnify fully and hold harmless HEC and any of the other Released Parties

                                      -9-
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          from any and all claims brought by the Releasing Parties or derivative of Executive's own relating in any manner to Executive's employment or termination of Executive's employment with Executive's on, including the amount of any such claims HEC or any of the other Released Parties are compelled to pay, and the costs and attorney's fees incurred in defending against all such claims.

     (c) RENEWAL AND RATIFICATION OF GENERAL RELEASE. In consideration of the mutual promises and undertakings in this Agreement, Executive agrees to execute the Renewal and Ratification Agreement, attached hereto as Exhibit A, no sooner than the 60/th/ day following the date on which a Change of Control occurs. The Renewal and Ratification Agreement shall not become effective and enforceable until the expiration of seven days after Executive's execution of such agreement (the "Ratification Effective Date"). At any time before the expiration of the Ratification Effective Date, Executive may revoke the Renewal and Ratification Agreement by providing written notice to HEC; provided however, that if Executive revokes the Renewal and Ratification Agreement, Executive shall forfeit any and all rights to the amount due to him or her on the Retention Date pursuant to Section 2(d) of this Agreement, but this Agreement otherwise shall be valid and enforceable. If Executive does not revoke the Renewal and Ratification Agreement on or before the Ratification Effective Date, Executive shall be entitled to receive the payment due to him or her under
          Section 2(d) of this Agreement on the eighth day following the execution of the Renewal and Ratification Agreement. Executive hereby acknowledges that he or she has received and reviewed the Memorandum For Consideration in Connection with the Renewal and Ratification Agreement attached hereto as Exhibit B.


8.   GENERAL.

     (a) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of HEC and any successor of HEC, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and Executive's estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement, to Executive's estate.

     (b) SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (c) CONTROLLING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

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     (d)  UNFUNDED OBLIGATION. The obligation to pay amounts under this
          Agreement is an unfunded obligation of HEC and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of HEC.

     (e) NOT A CONTRACT OF EMPLOYMENT. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof effect (i) the right to HEC of discharge Executive at will or (ii) the terms and conditions of any other agreement between HEC and Executive except as provided herein. No severance compensation shall be payable hereunder as a result of any termination of employment before a Change of Control.

     (f) NONALIENATION. No benefit payable hereunder may be assigned, pledged or mortgaged and shall not be subject to legal process or attachment for claims of creditors of Executive except to the extent required by applicable law.

     (g) OTHER SEVERANCE ARRANGEMENTS. If Executive is entitled to severance pay and benefits pursuant to this Agreement following a Change of Control, the following shall apply:

          (i) The severance pay, benefits and other consideration provided for in Sections 2 and 5 of this Agreement shall be reduced by the amount of any other severance or termination pay to which Executive may be entitled under any agreement with HEC or any of its Affiliates, and

          (ii) Executive's entitlement to any other compensation or benefits or any indemnification shall be determined in accordance with HEC's employee benefit plans and other applicable programs, policies and practices or any indemnification agreement then in effect.

     (h) FEES AND EXPENSES. HEC shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably incurred by Executive as they become due as a result of Executive seeking to obtain or enforce any right or benefit provided by this Agreement.

     (i) NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or overnight couriers or by facsimile, addresses to the respective addresses and facsimile numbers last given by each party to the other, provided that all notices to HEC shall be directed to the attention of the Board with a copy to the Secretary of HEC. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

     (j) NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by HEC (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with HEC (except for any severance or termination agreements). Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of HEC shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     (k) SETTLEMENT OF CLAIMS. HEC's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitations, any set-off, counterclaim, recoupment, defense or other right which HEC may have against Executive or others.

     (l) MUTUAL NON-DISPARAGEMENT. HEC, its affiliates and subsidiaries agree and HEC shall use its best efforts to cause their respective executive officers and directors to agree, that they will not make or publish any statement critical of Executive or in any way adversely affecting or otherwise maligning Executive's reputation. Executive agrees that it will not make or publish any statement critical of HEC, its affiliates and their respective executive officers and directors, or in any way adversely affecting or otherwise maligning the business reputation of any member of HEC, its affiliates and subsidiaries and their respective officers, directors and employees.

     (m) MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and HEC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     (n) CONSULTATION WITH AN ATTORNEY. Executive acknowledges that he or she has been advised to and has had the opportunity to consult with an attorney before executing this Agreement.

     (o) VOLUNTARY AGREEMENT AND TIME FOR CONSIDERATION. Executive acknowledges that he or she has read and fully understands all of the provisions of this Agreement. Executive further acknowledges that his or her execution of this Agreement is knowing and voluntary, and that he or she has had a reasonable time to consider its terms.

     (p) ENTIRE AGREEMENT. Executive acknowledges that none of the Released Parties has made any promise or representation to Executive in consideration for his or her execution of this Agreement that is not set out in this Agreement, and that in executing this Agreement Executive is not relying on any such promise or representation but instead is relying solely on his or her own judgment.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 29th day of March, 2001.

                                             "EXECUTIVE"



                                             /s/
                                             -----------------------------
                                             Russell P. Meduna


                                             "HEC"

                                             HALLWOOD ENERGY CORPORATION



                                             By: /s/
                                                 -------------------------
                                                 Name: Cathleen M. Osborn
                                                 Title: Vice President

                                   EXHIBIT A
                                   ---------

                      RENEWAL AND RATIFICATION AGREEMENT
                      ----------------------------------

EXECUTIVE IS TO COMPLETE THIS RENEWAL AND RATIFICATION AGREEMENT NO SOONER THAN THE 60/TH/ DAY FOLLOWING THE DATE ON WHICH A CHANGE OF CONTROL OCCURS.

     THIS RENEWAL AND RATIFICATION AGREEMENT is entered into as of ________________, 2001, between Hallwood Energy Corporation ("HEC") and Russell
P. Meduna ("Executive").

     WHEREAS, HEC has previously entered into a separation agreement with Executive effective as of March ___, 2001 (the "Separation Agreement"), which provides that Executive is to execute this Renewal and Ratification Agreement as a condition to receiving a portion of the payments due under the Separation Agreement;

     NOW, THEREFORE, HEC and the Executive hereby agree as follows:

1.   General Release.  In consideration of the mutual promises and undertakings
     ---------------
     in the Separation Agreement and this Renewal and Ratification Agreement, Executive and Executive's family members, heirs, successors, and assigns (collectively the "Releasing Parties") hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that Executive and the other Releasing Parties, individually, collectively, or otherwise, may now or hereafter have or assert against: (i) HEC; (ii) any corporation, general or limited partnership, or other entity affiliated with HEC through common ownership; or (iii) any officer, director, partner, trustee, fiduciary, agent, employee, representative, insurer, attorney, or any successors and assigns of the persons or entities just named (collectively the "Released Parties"). This General Release includes but is not limited to any claim or demand based on any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of Executive's employment relationship with HEC. Thus, Executive and the other Releasing Parties agree to waive to the maximum extent permitted by law any claims or demands against HEC or any of the other Released Parties such as for wrongful discharge; unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination; retaliation; breach of contract (express or implied), breach of the duty of good faith and fair dealing; violation of the public policy of the United States, the State of Colorado, or any other state; intentional or negligent infliction of emotional distress; tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional misrepresentation or fraud; invasion of privacy; loss of consortium; assault; battery; conspiracy; bad faith; negligent hiring, retention, or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of the Age Discrimination in Employment Act; Title VII of the Civil Rights Act;

     the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Colorado Anti-Discrimination in Employment Act; the Colorado Civil Rights Act; the Colorado Labor Peace Act; or any other federal, state or local statute, rule, order or ordinance.

     The effect of Executive's acceptance of this Renewal and Ratification Agreement is to release, acquit, and forever discharge any and all claims and demands of whatever kind or character that Executive or any of the other Releasing Parties may now have or hereafter have or assert against HEC or any of the other Released Parties for any liability, whether vicarious, derivative, or direct. This release includes any claims or demands for damages (actual or punitive), back wages, future wages or front pay, commissions, bonuses, severance benefits, medical expenses and the costs of any counseling, reinstatement or priority placement, promotion, accrued leave benefits, past and future medical or other employment benefits (except as to which there is existing contractual or vested entitlement) including contributions to any employee benefit plans, retirement benefits (except as to which there is vested entitlement), benefits under the 1999 Long Term Incentive Plan of Hallwood Energy Corporation, benefits provided for under the Hallwood Energy Corporation Change of Control Agreement between Executive and HEC dated June 9, 1999, benefits provided for under the Separation Agreement (other than the second payment to be made thereunder), relocation expenses, compensatory damages, injunctive relief, liquidated damages, penalties, equitable relief, attorney's fees, costs of court, disbursements, interest, and any and all other loss, expense, or detriment of whatever kind or character, resulting from, growing out of, connected with, or related in any way to the formation, continuation, or termination of Executive's employment relationship with HEC. This General Release does not apply to any rights or claims that arise under the Amended and Restated Phantom Working Interest Incentive Plan of Hallwood Energy Corporation or to any rights or claims that may arise after the date this Renewal and Ratification Agreement is executed. Notwithstanding the foregoing, Executive does not release any claims he or she might have for indemnification under the articles of incorporation or bylaws of the HEC or its affiliates as of the date of this Renewal and Ratification Agreement.

2.   Authority to Execute and Indemnification From Claims.  Executive represents
     ----------------------------------------------------
     and warrants that Executive has the authority to execute this Renewal and Ratification Agreement on behalf of all the Releasing Parties. Executive further agrees to indemnify fully and hold harmless HEC and any of the other Released Parties from any and all claims brought by the Releasing Parties or derivative of Executive's own relating in any manner to Executive's employment or termination of Executive's employment with Executive's on, including the amount of any such claims HEC or any of the other Released Parties are compelled to pay, and the costs and attorney's fees incurred in defending against all such claims.

3.   Effective Date.  This Renewal and Ratification Agreement shall not become
     --------------
     effective and enforceable until the expiration of seven days after its execution (the "Ratification Effective Date"). At any time before the expiration of the Ratification Effective Date, Executive may revoke this Renewal and Ratification Agreement by providing written notice to HEC; provided, however, that if Executive revokes this Renewal and Ratification Agreement, Executive shall forfeit any and all rights to the amount due to him or her on the Retention Date pursuant to Section 2(d) of the Separation Agreement, but the Separation Agreement otherwise shall be valid and enforceable. If Executive does not revoke this Renewal and Ratification Agreement on or before the Ratification Effective Date, Executive shall be entitled to receive the payment due to him or her on the Retention Date under Section 2(d) of the Separation Agreement on the eighth day following the execution of this Renewal and Ratification Agreement.

4.   Consultation With an Attorney.  Executive acknowledges that he or she has
     -----------------------------
     been advised to and has had the opportunity to consult with an attorney before executing this Renewal and Ratification Agreement.

5.   Voluntary Agreement and Time for Consideration.  Executive acknowledges
     ----------------------------------------------
     that he or she has read and fully understands all of the provisions of this Renewal and Ratification Agreement. Executive further acknowledges that his or her execution of this Renewal and Ratification Agreement is knowing and voluntary, and that he or she has had at least 45 days to consider its terms. Executive hereby acknowledges that he or she has received and reviewed the Memorandum For Consideration in Connection with the Renewal and Ratification Agreement attached as Exhibit B to the Separation Agreement.

6.   Entire Agreement.  Executive acknowledges that none of the Released Parties
     ----------------
     have made any promise or representation to Executive in consideration for his or her execution of this Renewal and Ratification Agreement that is not set out in this Renewal and Ratification Agreement, and that in executing this Renewal and Ratification Agreement Executive is not relying on any such promise or representation but instead is relying solely on his or her own judgment.

     IN WITNESS WHEREOF, the parties hereto have executed this Renewal and Ratification Agreement as of _______________________, 2001.

                                       HALLWOOD ENERGY CORPORATION



                                       By_______________________________________
                                         Name:__________________________
                                         Title:_________________________


ACCEPTED AND AGREED TO:


______________________________
Signature of Executive
Date signed: _________________

                                   EXHIBIT B
                                   ---------

                         MEMORANDUM FOR CONSIDERATION
             IN CONNECTION WITH RENEWAL AND RATIFICATION AGREEMENT


For: Russell P. Meduna

     In connection with your consideration of the Renewal and Ratification Agreement, this memorandum contains, as required by law, certain information regarding (i) the individuals covered by Separation Agreements between Hallwood Energy Corporation and its officers, any eligibility factors, and any time limits; and (ii) the job titles and ages of all individuals eligible for the benefits provided under the Separation Agreements.

     All officers of Hallwood Energy Corporation are covered by and eligible for the benefits provided under the Separation Agreements. To receive all of the payments under the Separation Agreement, each officer is required to sign the Separation Agreement; each officer (other than the Chairman and CEO and the President and COO) may not voluntarily terminate their employment for a period of 60 days following a Change of Control other than by reason of death or disability or with Just Cause; sign the Renewal and Ratification Agreement no sooner than the 60/th/ day following the date on which a Change of Control occurs; and not revoke his execution of the Renewal and Ratification Agreement. The payments for each individual are contingent on the Change of Control.

     The following lists by job titles and ages all individuals who are covered by and eligible for the benefits provided under the Separation Agreements:

              ------------------------------------------------------
                                 Job Title                      Age
              ------------------------------------------------------
               Chairman and CEO                                  55
              ------------------------------------------------------
               President and COO                                 56
              ------------------------------------------------------
               Executive Vice President                          45
              ------------------------------------------------------
               Vice President, Secretary and General Counsel     47
              ------------------------------------------------------
               Vice President and COO                            44
              ------------------------------------------------------
               Vice President of Exploration                     58
              ------------------------------------------------------
               Vice President of Business Development            48
              ------------------------------------------------------

     If you do not understand this information or need additional information, you should contact Cathleen Osborne at (303) 850-6321.